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                                                                    EXHIBIT 99.2

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.
                    1585 BROADWAY NEW YORK, NEW YORK 10036

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

Contact: Elaine La Roche
         (212) 761-4929


           MORGAN STANLEY AND DEAN WITTER, DISCOVER COMPLETE MERGER
            TO CREATE THE PREEMINENT GLOBAL FINANCIAL SERVICES FIRM


New York, June 2, 1997 -- Dean Witter, Discover & Co. (formerly NYSE:DWD) and Morgan Stanley Group Inc. (formerly NYSE:MS) announced today the completion of their merger on May 31, 1997. The new company is called Morgan Stanley, Dean Witter, Discover & Co. and its stock begins to trade today on the New York Stock Exchange under the "MWD" symbol. The merger was approved by the shareholders of both companies on May 28, 1997.

The Morgan Stanley, Dean Witter, Discover & Co. merger creates the preeminent global financial services firm with a market capitalization of $21 billion and leading market positions in its three primary businesses -- securities, asset management, and credit services. The company has over 45,000 employees and 409 offices in 22 countries worldwide (371 retail branch offices). In total assets under management, the company manages over $270 billion, which is in the top five globally and more than any other securities firm. The firm is the #1 credit card issuer with 39 million customers and #2 in credit card sales volume at $54 billion last year. The company is ranked #1 in announced global merger and acquisition activity* and was the top underwriter for U.S. equities in 1996.* It also has the #2 equity research team as ranked by Institutional Investor magazine for 1996.

Philip J. Purcell, Chairman and Chief Executive Officer and John J. Mack, President and Chief Operating Officer of MSDWD said jointly: "The combination of these three powerful and distinctive brands will create a global powerhouse with unmatched origination and distribution skills and a unique balance between institutional and individual investor capabilities. We have already started to reap the benefits within many areas of the combined company, including investment banking and equity research, as well as institutional sales and trading. We are extremely enthusiastic as we move forward to create the firm that will clearly be a global leader as we enter the 21st century."

Richard B. Fisher, Chairman of the new Board's Executive Committee, said "This new company promises extraordinary new opportunities for clients and employees that will ultimately translate to added value for shareholders."

*Full credit to each manager.  Source: Securities Data Co.
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PAGE TWO


In the new company, Peter Karches is President and Chief Operating Officer of Morgan Stanley & Co. Incorporated, the institutional investment bank. James Higgins is the President and Chief Operating Officer of Dean Witter Securities, the individual investor securities business. James Allwin is President and Chief Operating Officer of Morgan Stanley Institutional Investment Management which includes: Morgan Stanley Asset Management, of which Barton Biggs remains Chairman; Miller Anderson & Sherrerd; Merchant Banking; Morgan Stanley Services; and the private equity businesses. Richard DeMartini is the President and Chief Operating Officer of the Retail Asset Management Group, which includes InterCapital, Van Kampen American Capital and Morgan Stanley retail mutual fund families. Thomas Butler is the President and Chief Operating Officer of Discover Brands, the credit card businesses.

In recognition of how critical the asset management business has become in this environment, Phil Purcell and John Mack have asked Philip N. Duff to become President and Chief Executive Officer of Van Kampen American Capital and have asked Mitchell M. Merin to become President and Chief Strategic Officer of InterCapital. They said jointly: "We are confident that Phil and Mitch's combination of solid management experience, depth of knowledge in asset gathering and financial services, will enable us to continue to build and strengthen our retail fee-based businesses which are vital to our global strategy and future." Don G. Powell will become Chairman of Van Kampen American Capital. Charles A. Fiumefreddo will continue as Chairman of InterCapital.

Robert G. Scott will become Chief Financial Officer of the new company. Additionally, Thomas C. Schneider is the Chief Strategic and Administrative Officer and a member of the Board of Directors of the new company. Christine A. Edwards is the Chief Legal Officer.

The Board of Directors of Morgan Stanley, Dean Witter, Discover & Co. are:
Philip J. Purcell, John J. Mack, Richard B. Fisher, Thomas C. Schneider, Robert
P. Bauman, Edward A. Brennan, Daniel B. Burke, C. Robert Kidder, Miles L. Marsh, Michael A. Miles, Allen E. Murray, Paul J. Rizzo, Clarence B. Rogers, Jr., and Laura D'Andrea Tyson.

The corporate headquarters for Morgan Stanley, Dean Witter, Discover & Co. is located at 1585 Broadway, New York, NY, 10036.


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